Exhibit 10.15  Executive Annual Incentive Plan
JUNIATA VALLEY FINANCIAL CORP
EXECUTIVE ANNUAL INCENTIVE PLAN

I.   INTRODUCTION

A vital component of Juniata Valley's success is the ability of the executive management team to meet and achieve performance objectives consistent with the strategic objectives of the bank and the best interests of the shareholders. The ability to grow and manage the bank in a positive manner is critical to the bank's future success.

This Executive Annual Incentive Plan has been developed as a meaningful compensation tool to encourage the growth and proper management of the bank. The major purposes of the plan are:

o To motivate, and reward executives for positive bank performance on an annual basis
o To provide a form of variable compensation to executives, which is directly linked to their individual and collective performance
o    To emphasize the growth and profitability of the bank

The focus of this plan is to have the executive team achieve annual performance objectives which are coordinated with the long term objectives of the bank.

II.  PLAN YEAR

The plan year for this program will be the calendar year. The effective date of the plan is January 1, 2004. The performance measures for this plan will be determined, calculated and approved annually.

III. PARTICIPATION

Participation in the plan will be determined at the beginning of each plan year by the CEO, and approved by the Board of Directors. To participate, an executive must be a regular employee of the bank with on-going position responsibilities, which are executive in nature and have a meaningful impact on the bank's results. The CEO's participation will be approved annually by the Board of Directors.

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Exhibit A will list participants each year and may include multiple levels of participation.

These levels will generally be based upon position responsibility.

An executive may become a new participant during the plan year if newly hired. Any awards are pro-rated for the portion of the year in which participation occurs. The CEO makes final determination (with Board approval) of new participation during the plan year for any non-CEO position.

A participant's eligibility ceases at termination of employment (other than retirement, death or disability) and the executive will not receive any awards under the plan for the year of termination. Termination as a result of retirement (as defined in the company's pension plans and currently at age 65), death or disability will provide pro-rated awards in the plan through the last working date for the year in which termination occurred.

IV.  PERFORMANCE FACTORS

The annual portion of the plan is based upon company financial performance factors which may change from year to year. In general, these factors may be measures such as return on assets, return on equity, net income, earnings per share or similar indicators. The factors and weighing of the factors are determined at the beginning of each plan year. Each factor has quantifiable objectives consisting of threshold, target and optimum goals. Additionally, a portion of each participant's award may be based on unit, team, functional area, and/or individual performance objectives which are determined by management at the beginning of each year. Generally, the CEO will have most or all of his or her performance based on Bank performance and other executives will have a greater level of their award based on individual performance.

The company performance factors for each year's annual portion of the plan are found in Exhibit B. Individual objectives are established and recorded between the executive and the executive's manager (usually the CEO).

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V.   AWARD CALCULATION AND DISTRIBUTION

Awards under the plan are calculated according to determination of the established performance factors at year end. Company performance between the threshold and target, and target and optimum is interpolated. Unit, team, and/or functional area performance, if applicable, is determined by management. Individual performance is determined by each participant's manager according to the achievement of objectives and approved by successive levels of management. Individual employee performance which is not meeting the position's requirements (an annual performance evaluation which is less than satisfactory) will result in no award granted to that individual for that year even though Company performance is above threshold.

Company performance below threshold will result in no award (including no individual award) under the plan.

Annual awards are paid in cash less normal payroll tax withholding. Payment will be within 90 days after year end. Any participant terminating employment (except retirement, death, or disability) prior to actual payment of award will forfeit that award. The award schedule for each year is found with the performance factors in Exhibit B.

VI.  ADMINISTRATION

The Board of Directors of the bank may amend the plan at any time.

Once established, performance factors will remain in place for the year.

Participation, performance factors, thresholds, targets and any other participation features are established each plan year and may change from year to year according to the strategic objectives of the bank.

The plan does not constitute a contract of employment, and participation in the plan does not give any employee the right to be retained in the service of the bank or any right or claim to an award under the plan unless specifically accrued under the terms of this plan.

Any right of a participant or his or her beneficiary to the payment of an award under this plan may not be assigned, transferred, pledged or encumbered.

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Any adjustments to the financial performance results utilized in this plan because of extraordinary gains or losses or other items must be approved by the Board of Directors.

VII. PLAN APPROVAL

This plan has been approved by the Board of Directors of Juniata Valley Financial Corp on June 15, 2004.

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